Exhibit 5.1

Boston Connecticut FLORIDA New Jersey New York PROVIDENCE Washington, DC

August 10, 2023

TransAct Technologies Incorporated

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, CT 06518

Re:	TransAct Technologies Incorporated
Registration of 700,000 Shares of Common Stock

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by TransAct Technologies Incorporated, a Delaware corporation (the “Company”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 700,000 shares of common stock of the Company, $.01 par value (the “Shares”), issuable upon the exercise of stock options or stock appreciation rights or upon the grant of other stock-based awards available for grant under the TransAct Technologies Incorporated 2014 Equity Incentive Plan, as Amended and Restated (the “Plan”).

In connection with our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Registration Statement, the Certificate of Incorporation of the Company, as amended, and the Amended and Restated By-laws of the Company, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and of all original documents the copies of which are submitted to us, the legal capacity of natural persons, the conformity with the originals of all documents submitted to us as copies, that the persons identified to us as officers are actually serving as such, and that any certificates representing the Shares will be properly executed by one or more such persons.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the Registration Statement shall have become effective under the Act and the Shares have been duly issued and delivered in the manner contemplated by the Registration Statement (including the related prospectus which is not filed herewith) and the Plan, upon payment of the agreed consideration therefor, if any, in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to General Corporation Law of the State of Delaware. We express no opinion as to the effect of the laws of any other jurisdiction. This opinion letter is rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date. We assume no obligation or responsibility to supplement or update this opinion letter, or to advise any person of changes of law or the interpretation thereof, or any changes of fact, that occur after the date hereof, even though such changes may affect a legal analysis, conclusion, informational confirmation or opinion set forth in this opinion letter.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP